EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 10, 2004 relating to the financial statements which appears in the 2004 Annual Report to Shareholders of Virage Logic Corporation, which is incorporated by reference in Virage Logic Corporation’s Annual Report on Form 10-K for the year ended September 30, 2004. We also consent to the incorporation by reference of our report dated December 10, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
San Francisco, California
August 3, 2005